Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, FOURTH QUARTER
February 9, 2012 @ 11:00 AM ET

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss fourth quarter and full-year 2011 results. Joining me today is John Foy, CBL's Chief Financial Officer and Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K along with a transcript of today's comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

Stephen:

Thank you, Katie.

During the fourth quarter we continued our string of improving results. We achieved growth in occupancy of 120 basis points, a 60 basis point increase in same center NOI, positive leasing spreads in the high single digits and our eighth consecutive quarter of sales growth. We are encouraged by the over 38% increase in our stock price in the fourth quarter and sustained share price gains so far in 2012 that reflect these continued improvements.

2011 was also a very productive year for improving our balance sheet. In total, we ended the year with nearly $500 million less in debt than 2010 with proceeds generated by asset sales and the TIAA joint venture. At the end of the fourth quarter we had more than $1.1 billion in availability on our credit lines, providing us with tremendous financial flexibility. We have kept our focus on reducing our overall leverage and have been successful at selling off non-core properties at attractive pricing. For 2012, we expect to see more attractive growth opportunities, while remaining focused on strengthening our balance sheet.

DEVELOPMENT

We recently announced that we were partnering with Horizon Group to develop our second outlet center, The Outlet Shoppes at Atlanta. The project is located in the affluent suburb of Woodstock, north of the city. We plan to begin construction on the center this spring. The 370,000 square foot project is already 70% leased or committed with a first-class line-up of retailers including Saks Fifth Avenue OFF 5TH, Nike, Michael Kors, J. Crew, Puma, and Under Armour. Similar to The Outlet Shoppes at Oklahoma City, this project will be developed in a 75/25 joint venture with Horizon Group, with an initial unleveraged yield above 10%.

Our new venture with Horizon builds on the outstanding results being generated by our project in Oklahoma City, which continues to exceed all projections. Based on current results, the center is on track to generate an unleveraged 11% return, and sales are trending over $400 per square foot for the first year. In December, we closed a $60.0 million, ten-year non-recourse CMBS loan secured by The Outlet Shoppes at Oklahoma City.

Another strong avenue of growth for us is the expansion and redevelopment opportunities within our existing portfolio. These projects enhance the centers, increasing traffic and solidifying the malls' dominant position in the market. One of our most recent projects, a new 12-screen Cinemark theatre at Stroud Mall in Stroudsburg, PA, opened during the fourth quarter and soon we will open a new 12-screen Carmike theatre at Foothills Mall in Maryville, TN. In total in 2011, we opened seven anchor locations, 34 new junior anchor locations and added 14 restaurants to our centers.

We recently announced our renovation program for 2012. We will renovate four malls including Cross Creek Mall in Fayetteville, NC, Mall del Norte in Laredo, TX, Post Oak Mall in College Station, TX and Turtle Creek Mall in Hattiesburg, MS. The aggregate expenditure for the renovations is estimated at approximately $20 million. These renovations are important to the continued growth of the centers, helping to attract new retailers and driving traffic and sales.

RETAIL SALES:
Overall, it was a solid holiday sales season, given the generally mild weather across most of our portfolio. Department stores posted healthy increases, with Macy's leading the pack. We generated a 3.5% increase in our malls during the fourth quarter. For the full year, sales increased 3.3% to $336 per square foot.

LEASING AND OCCUPANCY

The ongoing improvement in sales has translated into steady demand from retailers, which is reflected in our positive leasing spreads. Fourth quarter spreads showed progress in renewal leasing and new leasing spreads continued to be very strong. Overall leases for stabilized malls signed during the quarter produced an 8% increase over the prior gross rent per square foot. Renewal leasing spreads were positive, up 4.5% over the prior rents and new leases were signed at a 23% increase over prior rents.

Short term deals were similar to third quarter at roughly 44% of total leasing, excluding a package of short-term Pac Sun renewals we signed in the quarter. This compares favorably to 60% for the fourth quarter 2010.

Our leasing volume has increased significantly as well. In total, we signed almost 1.7 million square feet of leases during the fourth quarter, a 20% increase over the prior-year period. Leases signed during the quarter included approximately 400,000 square feet of new leases and 1.3 million square feet of renewal leases.

For all of 2011, we signed more than 7.1 million square feet of leases, achieving the strongest year of leasing in our company's history.

BANKRUPTCY AND STORE CLOSURES

We experienced a limited level of new bankruptcy and store closure activity during the quarter. We had two anchor closure announcements, both impacting our Hickory Hollow Mall in Nashville. The buildings are owned by the anchors, Sears and Macys, so there was no direct revenue impact resulting from the closures. You may recall that we recorded an impairment related to Hickory Hollow in 2010 and we have been pursuing opportunities to reposition the center with non-retail uses. This quarter we sold the former JCPenney building to Metro Government of Nashville and Davidson County. They have plans to use the space for a library and community center. We are also working with the owners of the other anchors on plans for repurposing their stores.

With the recent attention on Sears, we wanted to spend a few minutes reviewing our portfolio. We have 71 Sears stores. Sears owns 52 of those stores and leases 19. In total, Sears contributes approximately $6.7 million or 65 basis points of total rents, so we have minimal revenue exposure. The stores are profitable with extremely low occupancy cost at the leased locations in the 2- 3% range and gross rents averaging $2-4 per square foot. For upcoming lease expirations, we've completed a number of renewals. We have been successful in working with Sears on several of their owned locations to explore opportunities, including joint developments and other options. We have worked with them on outparcel carve-outs to add restaurants on former parking fields. At our Friendly Center in Greensboro, NC, Sears subleased a portion of their store to Whole Foods which should be well-received by the center's shoppers. We have a strong relationship with the Sears real estate team and will continue to work with them to improve their real estate. In most of our centers the Sears store is very well-located with good visibility and prime parking fields. We are confident that in most of these locations, there would be demand from alternative users for the space such as a non-traditional department store, box users, restaurants, etc. We will continue to watch Sears closely, but we don't anticipate a material negative impact from any future closings.

DISPOSITIONS/ACQUISITIONS

Moving on to transaction activity, as I mentioned earlier, we have been active on the disposition front recently. In November, we closed on the sale of Westridge Square, a community center located in Greensboro, NC. And last month, we closed on the sale of Oak Hollow Square, a community center in High Point, NC. The aggregate sales price for the properties was $40.3 million, in cash. Proceeds were used to reduce the outstanding balance on our Starmount unsecured facility. We will continue to pursue non-core disposition activities where we can achieve attractive pricing.

I'll now turn it over to John for the financial review.

John:

Thank you, Stephen.

During the fourth quarter we completed approximately $380 million in financings at very attractive rates. These financings generated net cash proceeds of more than $160 million after repayment of the existing loan balances. The new loans were placed with a mix of lenders, including CMBS, banks, and life companies, demonstrating our broad access to capital.

We have approximately $635 million of mortgage maturities remaining in 2012. We are currently in the market receiving bids on the majority of these maturities. We have received interest from CMBS lenders as well as institutions and banks and anticipate completing these financings within the next several months. With the favorable rate environment, we are hoping to achieve improved rates on the new loans. We will keep the market informed of that progress. In the near-term, we will be retiring a number of these loans using our credit facilities, which allows us to take advantage of the interest rate savings.

We are pleased to have finished 2011 with nearly full availability of $1.1 billion on our three major credit facilities. Our coverage ratios remain very sound, with an interest coverage ratio of 2.5 times and fixed charge coverage of 1.9 times. Debt to EBITDA improved to 7.1 times for 2011 and our debt to GAV ratio was 51% at quarter-end. Today more than 80% of our debt is non-recourse and property-specific.

FINANCIAL REVIEW:

For the fourth quarter 2011 we reported FFO per share of $0.60, compared with $0.62 in the prior year. We reported FFO for 2011 of $2.22 per share, including the $0.17 per share gain on the extinguishment of debt. This compares with FFO per share of $2.08 in 2010. We were pleased to exceed our previously increased FFO guidance for the year. There were several contributors to this outperformance, including higher than anticipated occupancy and lower than budgeted interest rates on floating rate debt as well as new loans.

Our same-center NOI growth was near the high-end of our guidance, increasing 1.4% over the prior year. During the fourth quarter same-center NOI increased 60 basis points.

Other major items in earnings results included:

•	G&A as a percentage of revenue was 4.3% for the fourth quarter compared with 4.0% in the prior-year period.

•	Our cost recovery ratio for the fourth quarter 2011 was 102.1% compared with 103.9% in the prior-year period. For the full year, the cost recovery ratio was 100.0% compared with 102.5% for 2010.

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We recorded a bad debt credit of $270,000 for the fourth quarter 2011 compared with a credit of $154,000 in the prior year period. Bad debt for the year was $1.6 million compared with $2.7 million for 2010.

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Variable rate debt was 10.3% of total market capitalization at the end of 2011 versus 17.4% in 2010. Variable rate debt represents 17.2% of our share of consolidated and unconsolidated debt, compared with 29.3% last year. The decline in variable rate debt is the result of the payoff of two construction loans using proceeds from the TIAA joint venture as well as a new permanent loan that was put in place for The Outlet Shoppes at Oklahoma City.

GUIDANCE:

Based on our current outlook and expectations, we are providing guidance for 2012 FFO in the range of $1.95 to $2.03 per share, which reflects the dilutive impact of the TIAA joint venture that was completed in the fourth quarter 2011. The guidance assumes NOI growth in the range of 0 to 1%. Other assumptions in guidance include outparcel sales in the range of $3 to $5 million for the year. We are assuming that portfolio occupancy will be flat to up 50 basis points for the year. While we realize that our guidance range is slightly below consensus, we believe there may be a few items that are impacting 2012 that are not fully reflected in The Street's estimates. We anticipate an income tax provision of $3 million to $5 million for 2012. This creates a negative variance when compared with the $275,000 income tax benefit in 2011. We are assuming a more normalized level of bad debt expense for 2012 in the range of $3 to $4 million. Total bad debt expense in 2011 was only $1.6 million. Bad debt expense directly impacts both FFO and NOI. Finally, we anticipate a cost recovery ratio in the range of 97% to 99% for 2012, slightly lower than our cost recovery ratio of 100% for 2011.

CONCLUSION:

We are very proud of our achievements in 2011 - setting new leasing records, continuing our debt reduction and posting strong operational gains. The entire CBL team is focused on continuing this positive momentum in 2012. Our strategy of owning the only or the dominant mall in a market differentiates our portfolio and adds tremendous value. Our properties and our markets are places where retailers want to be and due to our reasonable occupancy cost of 12.4%, can operate profitably. I think we've generated significant supporting evidence of the advantages of this position through the growth in fundamentals over the past year. We are pushing to continue these improvements.

In addition to our focus on driving internal growth, we will be prudent in managing our capital while we pursue new external growth opportunities. We are also exploring opportunities to monetize certain non-core properties as we see attractive pricing similar to our two recent community center sales. With the improving markets, we are encouraged with our prospects for 2012.

Thank you for joining us today and we appreciate your support. We are now happy to answer any questions you may have.

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